EXHIBIT 3(i)
                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                                       FOR

                                  CENUCO, INC.

         Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the undersigned officer of Cenuco, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), originally incorporated by filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on April 19, 1988 under the name ALLURISTICS INC., in accordance with the provisions of
Section 103 thereof, DOES HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by
Section 245 of the General Corporation Law of the State of Delaware, the Board of Directors on May 20, 2005 duly adopted, without a vote of the stockholders of the Corporation, this Restated Certificate of Incorporation that restates and integrates and does not further amend the provisions of the Corporation's certificate of incorporation as heretofore amended or supplemented and does not contain any discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation:

                                    ARTICLE I
                                      NAME

         The name of the Corporation is Cenuco, Inc.

                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

         The address of this Corporation's registered office in the State of Delaware is in care of The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington and County of New Castle. The name of the registered agent is The Corporation Trust Company.

                                   ARTICLE III
                                    PURPOSES

         The purposes for which this Corporation is organized are to conduct any type of business endeavor which is legal pursuant to the laws of the State of Delaware.

                                   ARTICLE IV
                                 SHARES OF STOCK

         The total number of shares of stock which the Corporation shall have the authority to issue is Twenty Five Million (25,000,000) shares of Common Stock with a par value of $.001 per share and One Million (1,000,000) shares of Preferred Stock with a par value of $.001 per share. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other


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rights, including voting rights, qualification, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         A series of Preferred Stock of the Corporation is hereby created from the authorized shares of Preferred Stock. The designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as set forth in Exhibit A attached hereto.

                                    ARTICLE V
                                    DURATION

         The period of duration for this Corporation shall be perpetual.

                                   ARTICLE VI
                             SHAREHOLDERS' MEETINGS

         Meetings of shareholders of this Corporation may be held within or without the State of Delaware, as provided in the Bylaws.

                                   ARTICLE VII
                                   AMENDMENTS

         The Corporation reserves the right to amend, alter or change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the Delaware statutes, and all rights conferred upon shareholders are granted subject to this reservation.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         The Corporation shall indemnify to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, as may be amended from time to time, any director or officer of the Corporation who is a party or who is threatened to be made a party to any proceeding which is a threatened, pending or completed action or suit brought against said officer or director in his official capacity. The Corporation shall not indemnify any director or officer in any action or suit, threatened, pending or completed, brought by him against the Corporation, in the event the officer or director is not the prevailing party. Indemnification of any other persons, such as employees or agents of the Corporation, or serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be determined in the sole and absolute discretion of the Board of Directors of the Corporation.

         IN WITNESS WHEREOF, Cenuco, Inc. has caused this Restated Certificate of Incorporation to be signed by Joseph A. Falsetti, its President, this 20th day of May, 2005.

                                             CENUCO, INC.

                                             By: /s/ Joseph A. Falsetti
                                                ------------------------
                                                      Joseph A. Falsetti
                                                      President

                                                                       EXHIBIT A

                       DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 2,553.6746.

         Section 2. Dividends and Distributions.

                  (A) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on March 31, 2006, in an amount per share equal to $0.001.

                  (B) In addition to all dividends payable pursuant to Paragraph
(A) above, the Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock in an amount per share equal to the product of the then effective Conversion Number (as defined in Section 8(A)) times the aggregate per share amount of all cash dividends, and the then effective Conversion Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.001 per share, of the Corporation (the "Common Stock") immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) and any such dividend shall be paid to holders of shares of Series A Junior Participating Preferred Stock on or prior to the date of payment with respect to shares of Common Stock.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend

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or distribution declared thereon, which record date shall be no more than thirty
(30) days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

                  (A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes on all matters submitted to a vote of the holders of Common Stock equal to the product of the Conversion Number times the number of votes to which each share of Common Stock shall entitle the holder thereof; provided, however, that except as may be required by law, the holders of shares of Series A Junior Participating Preferred Stock shall not be entitled to any voting rights on any matters relating primarily or exclusively to the Merger Agreement (as hereinafter defined) and the transactions contemplated thereby presented before or at any duly convened meeting of the stockholders of the Corporation called for the primary purpose of approving the issuance of shares of Common Stock of the Corporation in connection with that certain Merger Agreement, dated as of March 16, 2005, as amended, by and among the Corporation, Hermes Holding Company, Inc. and Hermes Acquisition Company I LLC (the "Merger Agreement").

                  (B) Except as otherwise provided herein (including Section 8(A)) or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C)      (i)      If at any time dividends on any Series A
Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

                           (ii)     During any default period, such voting right
of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required

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number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

                           (iii)    Unless the holders of Preferred Stock shall,
during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than twenty (20) days and not later than sixty
(60) days after such order or request, or in default of the calling of such meeting within sixty (60) days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph
(C)(iii), no such special meeting shall be called during the period within sixty
(60) days immediately preceding the date fixed for the next annual meeting of the stockholders.

                           (iv)     In any default period, the holders of Common
Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                           (v)      Immediately upon the expiration of a default
period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Amended and Restated Certificate of Incorporation, as amended, or By-laws of the Corporation irrespective of any increase made pursuant to the provisions of Paragraph
(C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Amended and Restated Certificate of Incorporation, as amended, or By-laws of the Corporation). Any

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vacancies in the Board of Directors effected by the provisions of clauses (y)
and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                  (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (i)      declare or pay dividends on, make any other
distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                           (ii)     declare or pay dividends on or make any
other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii)    redeem or purchase or otherwise acquire for
consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

                           (iv)     purchase or otherwise acquire for
consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the

Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Shares of Series A Junior Participating Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed or converted, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided, however, that no such issued and reacquired shares of Series A Junior Participating Preferred Stock shall be reissued or sold as Series A Junior Participating Preferred Stock.

         Section 6. Liquidation, Dissolution or Winding Up.

                  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) the then effective Conversion Number. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed such that each share of Series A Junior Participating Preferred Stock receives an amount that is equal to the product of (x) the then effective Conversion Number and (y) the amount that is distributed with respect to each share of the Common Stock.

                           (B)      In the event, however, that there are not
sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that after payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

         Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property (other than the transactions contemplated by the Merger Agreement (as defined in Section 3(A))), then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the then effective Conversion Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

         Section 8. Conversion.

                  (A) Automatic Conversion. Each share of Series A Junior Participating Preferred Stock shall be automatically converted, without the payment of any additional consideration by the holder thereof, into a number of shares of Common Stock equal to the then effective Conversion Number immediately upon the approval of resolutions authorizing (x) an amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended, increasing the authorized shares of the Common Stock to such number as, at a minimum, would permit the conversion of all the shares of the Series A Junior Participating Preferred Stock and any other shares of Common Stock that may be issued in connection with the consummation of the transactions contemplated by that certain Plan of Merger, dated as of May 20, 2005, between Hermes Holding Company, Inc. and Hermes Acquisition Company I LLC and (y) the issuance by the Corporation of the shares of Common Stock upon conversion of all of the shares of the Series A Junior Participating Preferred Stock, by vote of the holders of shares of Common Stock, voting as a single class (without the vote of holders of shares of the Series A Junior Participating Preferred Stock), representing a majority of the votes cast on such resolution at a duly convened meeting of the stockholders of the Company. The term "Conversion Number" means the number of shares of Common Stock that shall be deliverable upon conversion of each share of Series A Junior Participating Preferred Stock, without the payment of any additional consideration by the holders of Series A Junior Participating Preferred Stock, and shall be equal to ten thousand (10,000), subject adjustment as hereinafter provided.

                  (B) Mechanics of Conversion. Upon the occurrence of the event specified in Paragraph (A) of this Section 8, the Series A Junior Participating Preferred Stock shall be converted into a number of shares of Common Stock equal to the then effective Conversion Number automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of shares of Series A Junior Participating Preferred Stock shall be given written notice of the occurrence of the event specified in Paragraph (A) of this Section 8, including the date such event occurred (the "Mandatory Conversion Date"), and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series A Junior Participating Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith, but without the need to provide any indemnity bond. On the Mandatory Conversion Date, all rights with respect to the Series A Junior Participating Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except any of the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Junior Participating Preferred Stock has been converted, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Series A Junior Participating Preferred Stock converted to and including the time of conversion. Upon the automatic conversion of the Series A Junior Participating Preferred Stock, the holders of such Series A Junior Participating Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. Upon surrender of such certificates there shall be issued and delivered to such holder, promptly at such office and in the holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Junior Participating Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, together with cash in an amount equal to all dividends declared but unpaid on, and any and all other amounts owing with respect to, the shares of Series A Junior Participating Preferred Stock converted to and including the time of conversion. No fractional share of Common Stock shall be issued upon automatic conversion of the Series A Junior Participating Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Fair Market Value of the Common Stock (as defined in Section 8(J)).

                  (C) Adjustments to Conversion Number for Diluting Issues.

                           (i)      Options and Convertible Securities. For
purposes of this Section 8(C), the following definitions shall apply:

                                    (a)      "Option" shall mean rights, options
or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                    (b)      "Original Issue Date" shall mean
May 20, 2005, the first date on which a share of Series A Junior Participating Preferred Stock was issued.

                                    (c)      "Convertible Securities" shall mean
any evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (d)      "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued by the Corporation as a consequence of the exercise of any Option outstanding on the Original Issue Date or the conversion or exchange of any Convertible Securities outstanding on the Original Issue Date.

                           (ii)     Stock Dividends, Stock Distributions and
Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock or the Preferred Stock payable in Common Stock, Options or Convertible Securities or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                                    (a)      in the case of any such dividend or
distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution; provided, however, that if such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made in the Conversion Number that became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Number shall be adjusted pursuant to this Section 8(C)(ii) as of the time of actual payment of such dividend; or

                                    (b)      in the case of any such
subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

                           (iii)    Adjustment of Conversion Number Upon
Issuance of Additional Shares of Common Stock. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 8(C)(i)(d) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 8(C)(ii), which event is dealt with in Section 8(C)(iv)(a)), then and in such event, such Conversion Number shall be increased, concurrently with such issue, to a number (calculated to the nearest one hundred thousandth) determined in accordance with the following formula:

                  CN =     N1 + 1.8571429 (Q1 / Q2)

         where:

                  CN =     New Conversion Number.

                  N1 = Conversion Number of Series A Junior Participating Preferred Stock in effect immediately prior to new issue.

                  Q1 = Number of Additional Shares of Common Stock issued or deemed issued.

                  Q2 = Number of shares of Series A Junior Participating Preferred Stock outstanding at the time of the new issue.

                           (iv)     Adjustment for Dividends, Distributions,
Subdivisions, Combinations or Consolidations of Common Stock.

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

                                    (a)      Stock Dividends, Distributions or
Subdivisions. In the event the Corporation shall be deemed to issue Additional Shares of Common Stock pursuant to Section 8(C)(ii) in a stock dividend, stock distribution or subdivision, the Conversion Number in effect immediately before such deemed issuance shall, concurrently with the effectiveness of such deemed issuance, be proportionately increased by (x) multiplying the Conversion Number in effect immediately prior to such deemed issuance by (y) the number of shares of Common Stock outstanding, or deemed to be Additional Shares of Common Stock outstanding, immediately after such issuance and (z) dividing the product thereof by the number of shares of Common Stock outstanding, or deemed to be Additional Shares of Common Stock outstanding, immediately prior to such issuance.

                                    (b)      Combinations or Consolidations. In
the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Number in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased by (x) multiplying the Conversion Number in effect immediately prior to such combination or consolidation by (y) the number of shares of Common Stock outstanding, or deemed to be Additional Shares of Common Stock outstanding, immediately after such combination or consolidation and (z) dividing the product thereof by the number of shares of Common Stock outstanding, or deemed to be Additional Shares of Common Stock outstanding, immediately prior to such combination or consolidation.

                  (D) Adjustment for Reclassification, Exchange, or Substitution. In the event that at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Junior Participating Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Paragraph (C)(iv) of this Section 8, or a merger, consolidation, or sale of assets provided for in
Section 7), then and in each such event the holder of any shares or shares of Series A Junior Participating Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Series A Junior Participating Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (E) No Impairment. The Corporation shall not, by amendment of its Amended and Restated Certificate of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Junior Participating Preferred Stock against impairment.

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

                  (F) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Number pursuant to this Section 8, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series A Junior Participating Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Series A Junior Participating Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Number at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Series A Junior Participating Preferred Stock.

                  (G) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series A Junior Participating Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  (H) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of the Series A Junior Participating Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer to a name other than that of the holder of the Series A Junior Participating Preferred Stock.

                  (I) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Series A Junior Participating Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Junior Participating Preferred Stock in any manner that interferes with the timely conversion or transfer of such Series A Junior Participating Preferred Stock or Common Stock.

                  (J) Fair Market Value of the Common Stock. For the purpose of any computation hereunder, the "Fair Market Value of the Common Stock" on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the twenty (20) consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the Fair Market Value of the Common Stock is determined during any period following the announcement by the issuer of such Common Stock of (i) a dividend or distribution on such Common Stock payable in such Common Stock or securities convertible into such Common Stock or (ii) any subdivision, combination or reclassification of such Common Stock, and prior to the expiration of thirty (30) Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the "Fair Market Value of the Common Stock" shall be appropriately adjusted to reflect the current market price per share of Common Stock equivalent. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock

Exchange or, if the shares of Common Stock are not listed or admitted to trading on the American Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use, or, if on any such date the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock selected by the Board of Directors of the Corporation. If on any such date no such market maker is making a market in the Common Stock, the Fair Market Value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, a day that banks in the City of New York are open for business.

         Section 9. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

         Section 10. Amendment. The Amended and Restated Certificate of Incorporation, as amended, of the Corporation shall not be further amended in any manner that would alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

         Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

         Section 12. Appraisal Rights. Holders of shares of Series A Junior Participating Preferred Stock shall have the same appraisal rights pursuant to
Section 262 of the General Corporation Law of the State of Delaware as holders of shares of Common Stock.

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